                                                                   EXHIBIT 13.3


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement            [ ]   Confidential, for Use of
                                                   the Commission Only (as
[X]   Definitive Proxy Statement                   permitted by Rule 14a-6
                                                   (e)(2))
[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             THOUSAND TRAILS, INC.
  ---------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                 Not Applicable
  ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)Title of each class of securities to which transaction applies:  N/A

      (2)Aggregate number of securities to which transaction applies:  N/A

      (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

      (4)Proposed maximum aggregate value of transaction:  N/A

      (5) Total fee paid:  N/A

[ ]   Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

      (1)Amount Previously Paid:  N/A

      (2)Form, Schedule or Registration Statement No.:  N/A

      (3)Filing party:  N/A

      (4)Date filed:  N/A

                             THOUSAND TRAILS, INC.
                          2711 LBJ FREEWAY, SUITE 200
                              DALLAS, TEXAS 75234


                  NOTICE OF ANNUAL MEETING OF THE STOCKHOLDERS
                          TO BE HELD DECEMBER 10, 1998


To the Stockholders of Thousand Trails, Inc.:

         You are invited to attend the Annual Meeting of the Stockholders of Thousand Trails, Inc., a Delaware corporation (the "Company"), which will be held at the offices of the Company, 2711 LBJ Freeway, Suite 200, Dallas, Texas, on December 10, 1998, at 10:00 a.m., for the following purposes:

(1) To elect the directors of the Company, who will serve until the election and qualification of their successors.

(2) To consider and act upon the ratification of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending June 30, 1999.

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The board of directors of the Company has established the close of business on October 26, 1998, as the record date for the determination of stockholders entitled to notice of this meeting and to vote thereat and at any adjournment thereof.

                                By Order of the Board of Directors

                                /s/ WALTER B. JACCARD

                                WALTER B. JACCARD
                                Vice President, General Counsel, and Secretary



Dallas, Texas
October 28, 1998

         If you cannot be present at the annual meeting, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD in the enclosed stamped and addressed envelope so that proxyholders may vote your shares at the meeting. If you attend the meeting in person, you may revoke your proxy and vote your shares in person.

                             THOUSAND TRAILS, INC.


                                PROXY STATEMENT

            ANNUAL MEETING OF STOCKHOLDERS OF THOUSAND TRAILS, INC.
                          TO BE HELD DECEMBER 10, 1998


                                  INTRODUCTION

         The enclosed proxy is solicited by the Board of Directors (the "Board of Directors") of Thousand Trails, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of the Stockholders of the Company to be held at 10:00 a.m. on December 10, 1998, or any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at the principal executive offices of the Company at 2711 LBJ Freeway, Suite 200, Dallas, Texas. The telephone number of the Company's principal executive offices is (972) 243-2228. The Company mailed this Proxy Statement and the accompanying proxy on or about October 28, 1998.

PURPOSES OF THE ANNUAL MEETING

         At the Annual Meeting, the stockholders of the Company (the "Stockholders") will vote upon the following matters:

(1) The election of the directors of the Company, who will serve until the election and qualification of their successors.

(2) The ratification of Arthur Andersen LLP ("Arthur Andersen") as the Company's independent certified public accountants for the fiscal year ending June 30, 1999.

(3) The transaction of such other business as may properly come before the meeting or any adjournment thereof.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

         The Board of Directors recommends that you vote to:

(1) Elect as directors the nominees named in this proxy statement and the accompanying proxy.

(2) Ratify Arthur Andersen as the Company's independent certified public accountants.


                             RECORD DATE AND VOTING

         The Board of Directors established the close of business on October 26, 1998, as the record date for the determination of Stockholders entitled to notice of the Annual Meeting and to vote thereat and at any adjournment thereof. On that date, the Company had issued and outstanding 7,511,708 shares of common stock, par value $.01 per share (the "Common Stock"). The Company did not have any other shares of capital stock outstanding.

         Each Stockholder will be entitled to one vote per share of Common Stock in connection with the election of each of the six directors, the ratification of the independent certified public accountants, and each other matter that may be properly brought before the Annual Meeting. The Stockholders do not possess cumulative voting rights.

         The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding will constitute a quorum at the meeting. Shares represented at the meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Assuming that a quorum is present or represented at the meeting, the election of each of the six directors, and the ratification of Arthur Andersen as the Company's independent certified public accountants, require the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the meeting. With respect to the election of directors, votes may be cast for a nominee or withheld. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in such nominee(s) receiving fewer votes. However, the number of votes otherwise received by such nominee(s) will not be reduced by such action. Under the rules of the New York and American Stock Exchanges, if a broker forwards the Proxy Statement and the accompanying material to its customers before the Annual Meeting, the broker may vote the customers' shares on the proposals to elect directors and ratify the Company's independent public accountants if the broker does not receive voting instructions from the customers prior to the Annual Meeting. With respect to these proposals, an abstention with respect to shares present or represented at the meeting will have the same effect as withholding authority with respect to the election of directors or voting against the matter.

         Proxyholders will vote the shares of Common Stock represented by valid proxies at the meeting in accordance with the directions given. If a Stockholder signs and returns a proxy card without giving any directions, the proxyholders will vote the shares for the election of the six nominees for director named in this Proxy Statement and the accompanying proxy and for the ratification of Arthur Andersen as the Company's independent certified public accountants. The Board of Directors does not intend to present, and has no information that others will present, any other business at the Annual Meeting. However, in their discretion, the proxyholders are authorized to (a) vote upon such other matters presented at the meeting that the Board of Directors did not know would be presented a reasonable time before this solicitation, (b) vote to approve the minutes of the last annual meeting of Stockholders (which approval will not amount to ratification of the action taken at that meeting), (c) vote for the election of such substitute nominees for director as the Board of Directors may propose if any nominee set forth herein is unavailable to stand for election as a result of unforeseen circumstances, and (d) vote upon matters incident to the conduct of the meeting.

         A Stockholder has the unconditional right to revoke such Stockholder's proxy at any time prior to the voting thereof by (i) submitting a later dated proxy to the Secretary of the Company or someone else who attends the Annual Meeting, (ii) attending the Annual Meeting and delivering a written notice of revocation of the proxy to the Secretary of the Company, or (iii) delivering a written notice of revocation of the proxy to the principal executive offices of the Company, which the Company receives on or before the close of business on December 9, 1998.

         The Company will bear the cost of soliciting the accompanying proxies. The directors, officers, and other employees of the Company may solicit proxies by mail, personal interview, telephone, or facsimile transmission. They will receive no additional compensation therefor. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for the reasonable expenses that they incur when forwarding this Proxy Statement and the accompany proxy to the beneficial owners of shares of Common Stock.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth the persons and groups who beneficially own more than 5% of the Common Stock as of October 20, 1998. The Company compiled this information from its stock records, the Schedules 13D filed with the Company, and other information available to the Company. Unless otherwise indicated, these persons possess sole voting and investment power with respect to the shares that they beneficially own.


                                                                  NUMBER OF SHARES       PERCENTAGE OF
             NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIALLY OWNED   OUTSTANDING SHARES
             ------------------------------------                ------------------   ------------------

Andrew M. Boas................................................          3,715,388(1)                48.1%(1)
c/o Carl Marks Management Co., LP
135 East 57th Street
New York, New York  10022

Carl Marks Management Co., LP.................................          3,359,246(1)                43.6%(1)
135 East 57th  Street
New York, New York  10022

Carl Marks Strategic Investments, LP..........................          2,668,765(1)                34.6%(1)
c/o Carl Marks Management Co., LP
135 East 57th Street
New York, New York  10022

Carl Marks Strategic Investments II, LP.......................            690,481(1)                 9.2%(1)
c/o Carl Marks Management Co., LP
135 East 57th Street
New York, New York  10022

Peter M. Collery..............................................          1,308,498(2)                17.4%(2)
c/o Siegler & Collery & Co.
712 Fifth Avenue
New York, NY  10019

Robert C. Ruocco..............................................          3,676,231(1)                47.7%(1)
c/o Carl Marks Management Co., LP
135 East 57th Street
New York, New York  10022

SC Fundamental Inc............................................            946,508(2)                12.6%(2)
712 Fifth Avenue
New York, NY  10019


                                  (continued)


                                                                  NUMBER OF SHARES       PERCENTAGE OF
             NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIALLY OWNED    OUTSTANDING SHARES
             ------------------------------------                ------------------    ------------------

SC Fundamental Value BVI, Inc.................................          361,990(2)                    5.2%(2)
712 Fifth Avenue
New York, NY  10019

William J. Shaw...............................................          990,406(3)                   12.1%(3)
Thousand Trails, Inc.
2711 LBJ Freeway, Suite 200
Dallas, TX  75234

Gary N. Siegler...............................................        1,308,498(2)                   17.4%(2)
c/o Siegler & Collery & Co.
712 Fifth Avenue
New York, NY  10019

The SC Fundamental Value Fund, L.P..........................            946,508(2)                   12.6%(2)
712 Fifth Avenue
New York, NY  10019


-------------------------

(1) The ownership of these shares of Common Stock includes multiple beneficial ownership of the same shares. Carl Marks Strategic Investments, LP ("CM Strategic") owns 2,474,244 shares and is deemed to own an additional 194,521 shares because it owns warrants to acquire 194,521 shares at a price of $4.24 per share. Carl Marks Management Co., LP ("CM Management") is the general partner of CM Strategic. CM Management, therefore, beneficially owns all of the shares of Common Stock that CM Strategic beneficially owns. Carl Marks Strategic Investments II, LP ("CM Strategic II") owns 690,481 shares of Common Stock. CM Management is the general partner of CM Strategic II and, therefore, beneficially owns all of the shares of Common Stock that CM Strategic II beneficially owns. Messrs. Boas and Ruocco are each a general partner of CM Management. Messrs. Boas and Ruocco, therefore, beneficially own all of the shares of Common Stock that CM Management beneficially owns. In addition, Carl Marks Offshore Management, Inc., an investment management company, exercises investment discretion over an advisory account that owns 316,985 shares of Common Stock. Messrs. Boas and Ruocco are executive officers of such investment management company and therefore beneficially own such shares. In addition, Mr. Boas (i) owns 11,569 shares of Common Stock, (ii) is deemed to own an additional 25,000 shares because he owns options to acquire 5,000 shares at a price of $.79 per share, 5,000 shares at a price of $.80 per share, 10,000 shares at a price of $1.08 per share, and 5,000 shares at a price of $3.71 per share, and (iii) beneficially owns 2,588 shares because he is a co-trustee of a trust that owns these shares. CM Strategic, CM Strategic II, CM Management, and Messrs. Boas and Ruocco disclaim the existence of a group. The reported voting and investment power over these shares is as follows: (i) CM Strategic - sole voting and investment power over 2,668,765 shares, (ii) CM Strategic II - sole voting and investment power over 690,481 shares, (iii) CM Management - sole voting and investment power over 3,359,246 shares, (iv) Mr. Boas - sole voting and investment power over 36,569 shares and shared voting and investment power over 3,678,819 shares, and (v) Mr. Ruocco - shared voting and investment power over 3,676,231 shares.

                                  (continued)

   The following table shows the beneficial ownership of the shares of Common Stock described in this footnote:


                                                  CM           CM              CM                           MR.
                                               STRATEGIC   STRATEGIC II     MANAGEMENT    MR. BOAS       RUOCCO
                                               ---------   ------------     ----------    --------       -------

Shares owned by CM Strategic............       2,474,244                     2,474,244     2,474,244     2,474,244

Warrants owned by CM Strategic..........         194,521                       194,521       194,521       194,521

Shares owned by CM Strategic II........                        690,481         690,481       690,481       690,481

Shares over which an investment
 management company affiliated with
 Messrs. Boas and Ruocco possesses
 investment discretion..................                                                     316,985       316,985

Shares owned by Mr. Boas................                                                      11,569

Options owned by Mr. Boas...............                                                      25,000

Shares held in trust over which Mr. Boas
 is a Co-Trustee........................                                                       2,588
                                               ---------       -------       ---------     ---------     ---------
             Total......................       2,668,765       690,481       3,359,246     3,715,388     3,676,231
                                               =========       =======       =========     =========     =========
Percentage of outstanding shares........         34.6%          9.2%           43.6%         48.1%         47.7%


--------------------

(2) The ownership of these shares of Common Stock includes multiple beneficial ownership of the same shares. SC Fundamental Value Fund, LP, a Delaware limited partnership (the "Fund") owns 946,508 shares. SC Fundamental Inc., a Delaware corporation ("SC Fundamental") is the general partner of the Fund and, therefore, beneficially owns all of the shares of Common Stock that the Fund owns. SC Fundamental Value BVI, Inc., a Delaware corporation ("BVI") owns 361,990 shares. Gary N. Siegler is a controlling stockholder and the president and a director of SC Fundamental and BVI. Peter M. Collery is also a controlling stockholder and a vice president and director of SC Fundamental and BVI. Messrs. Siegler and Collery are in a position to directly and indirectly determine the investment and voting decisions made by SC Fundamental and BVI and, therefore, are deemed to beneficially own all of the shares of Common Stock that the Fund and BVI own.

3) The shares of Common Stock owned by Mr. Shaw include (i) vested stock options for 664,495 shares at a price of $0.69 per share, (ii) 5,500 shares held by Mr. Shaw as custodian for his grandchildren, and (iii) 290,411 shares held by the William J. Shaw Family Partnership, LP ("FLP"), a limited partnership. Mr. Shaw controls the sole general partner of FLP, and trusts for the benefit of Mr. Shaw and his children and grandchildren are the limited partners. Mr. Shaw disclaims beneficial ownership of the shares held by FLP except to the extent of his partnership interests therein.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth the number of shares of Common Stock beneficially owned as of October 20, 1998, by each director and executive officer of the Company, and all directors and executive officers of the Company as a group. The Company obtained this information from its directors and executive officers. Unless otherwise indicated, these individuals possess sole voting and investment power with respect to the shares that they beneficially own.




                                                    NUMBER OF SHARES          PERCENTAGE OF
NAME                                               BENEFICIALLY OWNED      OUTSTANDING SHARES
----                                               ------------------      ------------------

Andrew M. Boas.............................                 3,715,388(1)(2)            48.1%

William F. Dawson..........................                    40,000(2)               *

R. Gerald Gelinas..........................                    74,740(2)(3)            *

Walter B. Jaccard..........................                    60,000(2)               *

William P. Kovacs..........................                    75,000(2)               *

Donald R. Leopold..........................                    15,000(2)               *

H. Sean Mathis.............................                    25,000(2)               *

Douglas K. Nelson..........................                    25,000(2)               *

William J. Shaw............................                   990,406(2)(4)          12.1%

All directors and executive officers as a
   group (9 individuals)...................                 5,020,534(2)             58.1%


----------------------

(1) See footnote number 1 to the preceding table for a description of Mr. Boas' beneficial ownership of Common Stock.

(2) The shares of Common Stock beneficially owned by the following individuals include vested stock options for the number of shares following their name: Mr. Boas, 25,000; Mr. Dawson, 40,000; Mr. Gelinas, 50,000; Mr. Jaccard, 60,000; Mr. Kovacs, 25,000; Mr. Leopold, 15,000; Mr.
      Mathis, 25,000; Mr. Nelson, 25,000; Mr. Shaw, 664,495; and all directors and executive officers as a group, 929,495.

(3)   Includes 2,400 shares held by Mr. Gelinas' spouse.

(4) See footnote number 3 to the preceding table for a description of Mr. Shaws' beneficial ownership of Common Stock.

*     Less than 1%.

                                   PROPOSAL I

                           THE ELECTION OF DIRECTORS

         The Stockholders will vote for the election of all six directors of the Company, who will serve until the election and qualification of their successors. If any nominee is unavailable for election as a result of unforeseen circumstances, the proxyholders will vote for the election of such substitute nominee as the Board of Directors may propose.

         Each of the nominees is a current director of the Company. Each nominee has furnished to the Company the following information with respect to his principal occupation or employment, principal business, and directorships of public companies:

                                       OFFICES AND POSITIONS       DIRECTOR            BOARD COMMITTEE
          NAME              AGE           WITH THE COMPANY          SINCE                MEMBERSHIPS
          ----              ---           ---------------           -----              ---------------

Andrew M. Boas              43                 None               December 1991   Audit, Marketing, and Nominating

William P. Kovacs           52                 None               December 1991   Audit, Compensation, and Special

Donald R. Leopold           49                 None               Director 1995   Compensation and Marketing

H. Sean Mathis              51                 None               December 1991   Audit, Compensation, Nominating,
                                                                                          and Special

Douglas K. Nelson           55                 None               December 1991    Marketing, Nominating, and
                                                                                            Special

William J. Shaw             55     Chairman of the Board,         May 1995                   None
                                  Chief Executive Officer,
                                    President, and acting
                                  Chief Financial Officer



         Andrew M. Boas became a director of the Company in December 1991. Since November 1986, Mr. Boas has been a general partner of CM Management, a registered investment advisor that is the general partner of investment partnerships specializing in investments in troubled companies. Since May 1994, he has also been President of Carl Marks Offshore Management, Inc. Mr. Boas also has been (i) a Managing Director of Carl Marks & Co., Inc., a broker-dealer firm, since December 1977, (ii) a director of CMCO Inc., an investment banking firm, since March 1988, (iii) a director of Sport and Health, LLC, an operator of fitness centers, since October 1993, (iv) a director of Vertientes Camaguey Sugar Company, a holding company, since November 1994, and (v) a director of Seneca Foods, Inc., a processor of vegetables and juices, since September 1998. Mr. Boas also served as a director of Herman's Sporting Goods, Inc., from March 1993 to March 1996; and a director of Pratt & Lambert

United, Inc., a manufacturer of consumer and industrial coatings, from August 1994 to January 1996.

         William P. Kovacs became a director of the Company in December 1991, and served as a director until December 3, 1992. From December 3, 1992 to December 2, 1993, Mr. Kovacs served as an advisory director of the Company at the pleasure of the Board of Directors. As an advisory director, Mr. Kovacs attended and participated in meetings of the Board of Directors and committees thereof, but did not vote on matters presented. Since December 2, 1993, Mr. Kovacs has served as a director of the Company. Since June 1998, Mr. Kovacs has been an attorney with the law firm of Shefsky & Froelich Ltd. From January 1997 to May 1998, Mr. Kovacs was an attorney with the law firm of Rudnick & Wolf LLP. From March 1996 to December 1996, Mr. Kovacs was President of MDRC, Inc., a dispute resolution and consulting firm. From October 1989 to August 1995, Mr. Kovacs was a Vice President and Assistant Secretary of Kemper Financial Services, Inc., the investment management subsidiary of Kemper Corp. From June 1981 to September 1989, Mr. Kovacs held various legal positions with the Principal Financial Group, Des Moines, Iowa. Mr. Kovacs also was a director of United Gas Holding Company from February 1991 to July 1993, and an officer of 625 Liberty Avenue Holding Corporation from November 1993 to August 1995.

         Donald R. Leopold became a director of the Company in December 1995. Since September 1991, Mr. Leopold has been a senior partner of Sherbrooke Associates, Inc., a marketing, strategic planning, and organization development consulting firm. From May 1994 to September 1995, Sherbrooke Associates, Inc. performed consulting services for the Company with respect to its sales and marketing operations, and Mr. Leopold was primarily responsible for the consulting work performed for the Company. From 1984 to September 1991, Mr. Leopold was President of Game Plan, Inc., a management consulting firm. He is also a director of Jullian's Entertainment Corporation.

         H. Sean Mathis became a director of the Company in December 1991. Mr. Mathis is a Managing Director of Des Voeux Financial, a private financial advisory firm. Mr. Mathis is also Chairman of the Board of Allis Chalmers, Inc., an industrial manufacturer, whose main asset is a net operating loss carryforward. From July 1996 to September 1997, Mr. Mathis was Chairman of the Board of Universal Gym Equipment Inc. ("Universal"), a privately owned company. In July 1997, Universal filed for protection under the federal bankruptcy laws. From 1991 to 1993, Mr. Mathis was President of RCL Acquisition Corporation, the predecessor firm of HMG. From 1993 to 1995, Mr. Mathis was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. From May 1988 to October 1993, Mr. Mathis was a director and the Chief Operating Officer of Ameriscribe Corporation ("Ameriscribe"), a national provider of reprographic and related facilities management services. From August 1992 to May 1994, Mr. Mathis acted as the Federal Court Appointed Trustee for International Wire News Service Liquidation Corporation, formerly United Press International ("UPI"). From November 1991 to July 1992, Mr. Mathis was Vice Chairman and a director of UPI (which was then a news syndication service). In August 1992, as part of a restructuring program, UPI filed for protection under the federal bankruptcy laws.

         Douglas K. Nelson became a director of the Company in December 1991. Since April 1976, Mr. Nelson has been President of Strategic Directions, a management consulting firm which focuses on businesses in the areas of leisure, sports, and entertainment. From February 1970 through March 1976, Mr. Nelson was an associate with McKinsey and Co., Inc., a management consulting firm.

         William J. Shaw joined the Company in May 1995 as its President, Chief Executive Officer, and a director. Since July 1995, Mr. Shaw has also been Chairman of the Board and the President and Chief Executive Officer of the Company's two principal operating subsidiaries, Thousand Trails, Inc. ("Trails") (until it was merged into the Company in July 1996) and National American Corporation ("NACO"). Since July 1998, Mr. Shaw has also been acting Chief Financial Officer of the Company. Mr. Shaw also has been a director of Anchor Glass Container Corporation, a producer of glass containers, since May 1998. From February 1989 to October 1993, Mr. Shaw was a director and the President and Chief Executive Officer of Ameriscribe Management Services, Inc., a national provider of reprographic and related facilities management services. Ameriscribe Management Services, Inc. was sold to Pitney Bowes in November 1993. From 1983 to January 1989, Mr. Shaw was the President and Chief Executive Officer of Grandy's, a Dallas based chain of fast service restaurants.


                               BOARD OF DIRECTORS

         MEETINGS. During the fiscal year ended June 30, 1998, the Board of Directors held one regularly scheduled meeting and four special meetings. Each director attended at least 75% or more of all meetings of: (i) the Board of Directors held during the periods for which he was a director, and (ii) the committees to which he was assigned during the periods that he served.

         AUDIT COMMITTEE. The Board of Directors has an Audit Committee (the "Audit Committee"), presently composed of Messrs. Boas, Kovacs, and Mathis. Pursuant to its charter, the Audit Committee (i) reviews the Company's systems of internal accounting controls and financial reporting, (ii) reviews the Company's internal audit function, (iii) approves the selection of the Company's independent certified public accountants, and (iv) reviews the reports that the Company's independent certified public accountants render on the Company's financial statements and other matters. The Audit Committee also performs such other duties and functions as it or the Board of Directors deem appropriate. During the fiscal year ended June 30, 1998, the Audit Committee held three meetings.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Board of Directors has a Compensation Committee (the "Compensation Committee"), presently composed of Messrs. Kovacs, Leopold, and Mathis. The Compensation Committee recommends to the Board of Directors (i) the base salaries and bonuses of the officers of the Company and (ii) the awards that the Company should make under its stock plans. During the fiscal year ended June 30, 1998, the Compensation Committee held two meetings.

         MARKETING COMMITTEE. The Board of Directors has a Marketing Committee (the "Marketing Committee"), presently composed of Messrs. Boas, Leopold, and Nelson. The Marketing Committee reviews sales and marketing programs, direction, and other issues with the Company's senior management. During the fiscal year ended June 30, 1998, the Marketing Committee did not meet.

         NOMINATING COMMITTEE. The Board of Directors has a Nominating Committee (the "Nominating Committee"), presently composed of Messrs. Boas, Mathis, and Nelson. The Nominating Committee recommends to the Board of Directors the individuals to be nominated for director at the annual meeting of Stockholders. The Nominating Committee will consider nominees for director recommended by any Stockholder. To make such a recommendation with respect to directors to be elected at the 1999 annual meeting, a Stockholder should contact the Company at its principal executive offices on or before the deadline for submitting Stockholder proposals set forth on the last page of this Proxy Statement. During the fiscal year ended June 30, 1998, the Nominating Committee held one meeting.

         SPECIAL COMMITTEE. The Board of Directors has a Special Committee (the "Special Committee") of independent directors, presently composed of Messrs. Kovacs, Mathis, and Nelson. The Special Committee is authorized to review and make recommendations to the full Board of Directors regarding certain financing alternatives and other transactions involving the capital structure of the Company. During the fiscal year ended June 30, 1998, the Special Committee held two meetings.


                               EXECUTIVE OFFICERS

         The following table sets forth the current executive officers of the Company. Although each of these executive officers has an employment agreement with the Company, they each serve at the pleasure of the Board of Directors.


               NAME                      AGE                          Offices
               ----                      ---                          -------

         William J. Shaw                  55        Chairman of the Board, President, Chief
                                                       Executive Officer, and acting Chief
                                                       Financial Officer

        R. Gerald Gelinas                 52        Vice President of Sales and Marketing

        Walter B. Jaccard                 45        Vice President, General Counsel,
                                                    and Secretary



         William J. Shaw is also a director of the Company and his business experience is described above.

         R. Gerald Gelinas joined the Company in September 1995 as Vice President of Sales and Marketing for the Company, Trails, and NACO. From January 1988 through June 1995, Mr. Gelinas served as Senior Vice President, Marketing, for Club Corporation of America ("CCA"), an owner and manager of country clubs and golf courses. While with CCA, Mr. Gelinas also served as Chairman for two CCA subsidiaries, Associate Clubs International ("ACI") and Associate Club Publications ("ACPI"), from January 1992 through June 1995. ACI operates a fee-based network which provides members with various services including access to other CCA and non-CCA clubs, hotels, and resorts. ACPI produces and distributes a bi-monthly magazine to CCA members. From May 1984 through September 1988, Mr. Gelinas served as Senior Vice President, Marketing, for Ramada, Inc., which owns and manages hotel facilities.


         Walter B. Jaccard has been Vice President, General Counsel, and Secretary of the Company since December 1992. Mr. Jaccard had previously been Vice President and General Counsel of Trails since January 1987 and Secretary since January 1988. He served as Associate General Counsel of Trails from 1983 to 1986. Mr. Jaccard has also been Vice President and Assistant Secretary of NACO since August 1989, and a director of NACO since February 1992. He also served as a director of Trails from February 1992 until its merger into the Company.


                            EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal years ended June 30, 1998, 1997, and 1996, the cash compensation that the Company and its subsidiaries paid, as well as other compensation paid for these years, to the Company's Chief Executive Officer, to the three other executive officers of the Company during these years, and to the most highly compensated officer of a subsidiary of the Company, who is not considered an executive officer for reporting purposes.

                           SUMMARY COMPENSATION TABLE


                                                                         LONG-TERM
                                            ANNUAL COMPENSATION         COMPENSATION
                                   ----------------------------------  -------------
                                                         OTHER ANNUAL    SECURITIES      ALL OTHER
NAME AND PRINCIPAL                 SALARY     BONUS      COMPENSATION    UNDERLYING     COMPENSATION
    POSITION               YEAR     ($)        ($)           ($)       OPTIONS (#)(1)      ($)(2)
------------------         ----   -------    -------     ------------  --------------   ------------

William F. Dawson, CEO     1998   169,750    30,000           -0-          -0-               3,339
of Resort Parks            1997   169,750    15,000           -0-          5,000             3,806
International, Inc.        1996   169,750    40,000(3)        -0-         35,000             2,783


R. Gerald Gelinas          1998   133,500    30,000           -0-          -0-               1,654
Vice President of          1997   130,000    30,000           -0-         30,000             1,174
Sales and Marketing        1996   107,600(4) 30,000           -0-         20,000             -0-


Walter B. Jaccard,         1998   143,500    25,000           -0-          -0-               2,690
Vice President,            1997   140,000    10,000           -0-         30,000             2,796
General Counsel, and       1996   140,000    15,000           -0-         30,000             2,869
Secretary


William J. Shaw,           1998   256,250    178,425          -0-          -0-               1,374
Chairman of the Board,     1997   250,000      -0-            -0-        664,495           321,143(5)
President, and CEO         1996   250,000      -0-            -0-          -0-             952,927(5)


Harry J. White, Jr.(6)     1998   126,770    15,000           -0-          -0-               2,569
former VP, CFO, CAO,       1997   124,032    30,000           -0-         30,000             2,777
and Treasurer              1996   124,032    30,000           -0-         40,000             3,127


-------------------

(1) Awards are grants of stock options pursuant to the Company's 1991 Employee Plan, 1993 Employee Plan, and a Stock Option Agreement, dated as of August 1, 1996, between the Company and Mr. Shaw.

(2) Amounts include matching contributions by the Company under its 401(k) Plan and Non-Qualified Plan for fiscal 1998, 1997, and 1996, as follows:
       Mr. Dawson, $3,339, $3,806, and $2,783; Mr. Gelinas, $1,654, $1,174, and
       0, Mr. Jaccard, $2,690, $2,796, and $2,869; Mr. Shaw, $1,374, $3,481,
       and $0, and Mr. White, $2,569 , $2,777, and $3,127. The amounts do not include compensation payable to the named executive officers under their employment agreements upon the termination of their employment if their employment has not terminated because no amounts have been paid or accrued therefor. See "Employment Contracts and Other Arrangements" below.

(3) An additional bonus earned in fiscal 1995 was paid to Mr. Dawson in August 1995.

(4) Mr. Gelinas became the Company's Vice President of Sales and Marketing in September 1995.

(5) Amounts include a portion of a one-time bonus of $1,270,589 that was paid to Mr. Shaw under the terms of his employment agreement with the Company. The Company paid $952,927 of this bonus to Mr. Shaw in July 1996, and it paid the balance of $317,662 to him in May 1997 when his right to the additional payment vested. See "Employment Contracts and Other Arrangements" below.

(6)    Mr. White resigned from the Company on June 29, 1998.

EMPLOYMENT CONTRACTS AND OTHER ARRANGEMENTS.

         On May 11, 1995, the Company entered into an employment agreement with Mr. Shaw. Under this employment agreement, Mr. Shaw's salary is not less than $250,000 per year. If the Company terminates Mr. Shaw's employment, other than for cause, the Company must pay Mr. Shaw a severance payment equal to one year of his base salary.

         Mr. Shaw's employment agreement provided that he would receive a one-time bonus equal to between 4% and 6% of the amount by which the enterprise value of the Company (including the value of its debt and equity securities) exceeded $75 million at the time he elected to receive the bonus. In June 1996, Mr. Shaw exercised his right to receive this bonus, which entitled him to a payment of $1,270,589. The Company paid $952,927 of this bonus to Mr. Shaw in July 1996, and it paid the balance of $317,662 to him in May 1997 when his right to the additional payment vested.

         The Company also has an ongoing arrangement with Mr. Shaw under which the Company pays all of the expenses Mr. Shaw incurs in operating and maintaining a private airplane that he uses for business travel on behalf of the Company. During the three months that this arrangement was in effect in fiscal 1998, the Company paid $31,778 of such expenses.

         On September 10, 1992, the Company entered into an employment agreement with Mr. Dawson. Under this employment agreement, as amended, Mr. Dawson's base salary is not less than $169,750 per year, and he may receive a bonus each year at the discretion of the Company's Chief Executive Officer. If the Company terminates Mr. Dawson's employment, other than for cause, it must pay Mr. Dawson a severance payment equal to six months of his base salary.

         On September 14, 1995, the Company entered into an employment agreement with Mr. Gelinas. Under this employment agreement, Mr. Gelinas' base salary is not less than $130,000 per year, and he may receive a bonus each year at the discretion of the Company's Chief Executive Officer. If the Company terminates Mr. Gelinas' employment, other than for cause, the Company must pay Mr. Gelinas a severance payment equal to one year of his base salary.

         On December 3, 1992, the Company entered into an employment agreement with Mr. Jaccard. Under this employment agreement, as amended, Mr. Jaccard's base salary is not less than $140,000 per year, and he may receive a bonus each year at the discretion of the Company's Chief Executive Officer. If the Company terminates Mr. Jaccard's employment, other than for cause, it must pay Mr. Jaccard a severance payment equal to one year of his base salary.

         On October 21, 1993, the Company entered into an employment agreement with Mr. White. Under this employment agreement, as amended, Mr. White's base salary was not less than $124,032 per year, and he could receive a discretionary bonus of up to $30,000 per year. Mr. White resigned from the Company effective June 29, 1998.

STOCK OPTION AGREEMENT

         At their annual meeting on November 19, 1996, the Stockholders approved the grant to Mr. Shaw of options to purchase 664,495 shares of Common Stock at $0.69 per share. The options are evidenced by a stock option agreement, dated as of August 1, 1996 (the "Stock Option Agreement") that was approved by the Special Committee of independent directors on September 12, 1996. Options to purchase 144,927 shares of Common Stock are intended to be eligible for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and the remaining options are non-qualified options for such purposes. The Company has filed a Registration Statement on Form S-8 with respect to the shares issuable under the Stock Option Agreement.

         The options granted to Mr. Shaw are exercisable immediately, in full or in part, for a term of ten years, while Mr. Shaw is in the employ of the Company and for a 90 day period thereafter, except in the event of the termination of Mr. Shaw's employment due to death or permanent disability, in which case the options are exercisable for one year thereafter, or for "cause," in which case the options will terminate immediately. However, Mr. Shaw is not permitted to exercise the options if, and to the extent that, such exercise would violate the restrictions in Article IX of the Company's Restated Certificate of Incorporation, which are designed to prevent an "ownership change" for federal tax purposes. In the event options would otherwise expire at a time Mr. Shaw is not permitted to exercise all or a portion of the options because to do so would violate these restrictions, generally the term of the options will be extended with respect to that portion of the options which would violate the restrictions in order to ensure that Mr. Shaw will have at least a 90-day period after the restrictions cease within which to exercise such options. However, solely with respect to that portion of the options intended to be incentive stock options, the restrictions on exercise will not apply during the last 90 days of the ten year term, and, if unexercised at the end of such ten year term, such options will expire. Neither the options, nor any interest therein, may be assigned or transferred except by will or the laws of descent and distribution.

         The exercise price is payable in cash, except that with the prior approval of the committees administering the Stock Option Agreement, the exercise price may instead be paid in whole or in part by the delivery to the Company of a certificate or certificates representing shares of Common Stock, provided that the Company is not then prohibited by the terms of any contractual obligation or legal restriction from purchasing or acquiring such shares of Common Stock.

         In connection with the options granted under the Stock Option Agreement, the Company must withhold federal taxes with respect to any ordinary income that Mr. Shaw recognizes in connection with such options. The Company may also have to withhold state and local taxes with respect thereto. Mr. Shaw must pay such withholding liability to the Company. With the prior consent of the committees administering the Stock Option Agreement, Mr. Shaw may be allowed to deliver to the Company shares of Common Stock in the amount of such withholding liability.

STOCK OPTION PLANS

         1991 Employee Plan. Effective December 31, 1991, the Company adopted the 1991 Employee Stock Incentive Plan (as amended, the "1991 Employee Plan") to enable the

Company and its subsidiaries to attract, retain, and motivate their officers, employees, and directors. Awards under the 1991 Employee Plan may take various forms, including (i) shares of Common Stock, (ii) options to acquire shares of Common Stock ("Options"), (iii) securities convertible into shares of Common Stock, (iv) stock appreciation rights, (v) phantom stock, or (vi) performance units. Options granted under the 1991 Employee Plan may be (i) incentive stock options ("ISOs"), which have certain tax benefits and restrictions, or (ii) non-qualified stock options ("Non-qualified Options"), which do not have any tax benefits and have few restrictions.

         The Compensation Committee or, in certain circumstances, the Board of Directors may grant awards under the 1991 Employee Plan until December 30, 2001. The recipient of an award duly granted on or prior to such date may thereafter exercise or settle it in accordance with its terms, although the Company may not issue any shares of Common Stock pursuant to any award after December 30, 2011.

         The Board of Directors may amend or terminate the 1991 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent, and
(ii) an amendment will not be effective until the Stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 requires stockholder approval.

         The Company reserved 291,780 shares of Common Stock for issuance under the 1991 Employee Plan. In September 1995, the Company granted key employees ISOs covering 140,000 shares with an exercise price of $0.625 per share, and in January 1996, the Company granted certain non-employee directors Non-qualified Options to purchase 20,000 shares with an exercise price of $0.81 per share. In September 1996, the Company granted key employees ISOs covering 60,000 shares and one non-employee director Non-qualified Options covering 5,000 shares, each with an exercise price of $0.80 per share. In November 1996, the Company granted certain non-employee directors Non-qualified Options covering 20,000 shares, each with an exercise price of $1.08 per share. In November 1997, the Company granted the non-employee directors Non-Qualified Options covering 20,000 shares with an exercise price of $3.71 per share. To date, options for 202,500 shares are outstanding under the 1991 Employee Plan, all of which are vested, and options for 54,999 shares have been exercised. The options have a term of 10 years from the date of grant.

      1993 Employee Plan. On December 2, 1993, the Company adopted the 1993 Stock Option and Restricted Stock Purchase Plan (as amended, the "1993 Employee Plan") in order to enable the Company and its subsidiaries to attract, retain, and motivate their officers and employees. Awards under the 1993 Employee Plan are restricted to (i) awards of the right to purchase shares of Common Stock ("Stock Awards"), or (ii) awards of Options, which may be either ISOs or Non-qualified Options. The purchase price for any Stock Awards and the exercise price for any Non-qualified Options may be less than the fair market value of the Common Stock on the date of grant. The exercise price of any ISOs may not be less than the fair market value of the Common Stock on the date of grant.

         The Compensation Committee or, in certain circumstances, the Board of Directors may grant awards under the 1993 Employee Plan until October 20, 2003. The termination of the

1993 Employee Plan, however, will not alter or impair any rights or obligations under any award previously granted under the plan.

         The Board of Directors may amend or terminate the 1993 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent,
(ii) an amendment will not be effective until the Stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 requires stockholder approval, and (iii) the Stockholders must approve any amendment decreasing the minimum exercise price specified in the plan for any ISO granted thereunder.

         The Company reserved 285,919 shares of Common Stock for issuance under the 1993 Employee Plan. The 1993 Employee Plan, however, limits the number of shares of Common Stock with respect to which awards can be made in any calendar year to any one participant to 200,000 shares. In May 1996, the Company granted key employees ISOs covering 95,000 shares at an exercise price of $0.59 per share. In September 1996, the Company granted key employees ISOs covering 175,000 shares with an exercise price of $0.80 per share. To date, options for 208,500 shares are outstanding under the 1993 Employee Plan, all of which are vested, and options for 61,500 shares have been exercised. The options have a term of 10 years from the date of grant.

         Director Plan. On December 2, 1993, the Company adopted the 1993 Director Stock Option Plan (as amended, the "Director Plan"), which provides for the grant of Options to non-employee directors of the Company. The Company reserved 50,000 shares of Common Stock for issuance under the Director Plan. In January 1995, the non-employee directors of the Company were granted Non-qualified Options covering 20,000 shares with an exercise price of $0.79 per share. In November 1996, the non-employee directors of the Company were granted Non-qualified Options covering 25,000 shares with an exercise price of $1.08 per share. Prior to this grant, after approval by the Board of Directors, four of the non-employee directors had voluntarily terminated Options for 20,000 shares that were granted in December 1994 with an exercise price of $2.75 per share. In November 1997, the non-employee directors of the Company were granted Non-Qualified Options covering 5,000 shares with an exercise price of $3.71 per share. To date, options for 50,000 shares are outstanding under the Director Plan, all of which are vested, and none have been exercised. The options have a term of 10 years from the date of grant.

         The Director Plan was designed to be a "formula plan," pursuant to which each non-employee director would automatically receive a grant of Non-qualified Options to purchase 5,000 shares of Common Stock on the day immediately after each annual meeting of the stockholders at which directors are elected, beginning with the annual meeting held in December 1993. If on any such day, the number of shares of Common Stock remaining available for issuance under the Director Plan was insufficient for the grant of the total number of Non-qualified Options to which all participants would otherwise be entitled, each participant would receive Non-qualified Options to purchase a proportionate number of the available number of remaining shares. The exercise price of each Non-qualified Option is required to equal the fair market value of such Option on the date of grant as determined under the Director Plan. Generally, the Director Plan specifies that such fair market value will be the average trading price of the Common Stock during the period beginning 45 days before the date of grant and ending 15 days before the date of grant.

AGGREGATE OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

         The following table sets forth certain information concerning Options to purchase Common Stock held by the five individuals named in the Summary Compensation Table. No Options were exercised by the named individuals in the fiscal year ended June 30, 1998.



                                NUMBER OF SECURITIES UNDERLYING                 VALUE OF UNEXERCISED
                                     UNEXERCISED OPTIONS AT                   IN-THE-MONEY OPTIONS AT
           NAME                        FISCAL YEAR-END (#)                       FISCAL YEAR-END ($)
-----------------------------------------------------------------------------------------------------------
                                EXERCISABLE         UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
                                -----------         -------------         -----------         -------------
William F. Dawson                     36,667             3,333            140,728               12,792

R. Gerald Gelinas                     43,333             6,667            166,312               25,588

Walter B. Jaccard                     55,000             5,000            211,090               19,190

William J. Shaw(1)                   664,495              -0-           2,550,332                -0-

Harry J. White, Jr.(2)                65,000             5,000            249,470               19,190


---------------------------

(1) Mr. Shaw is generally not permitted to exercise the options to the extent such exercise would violate the restrictions in Article IX of the Company's Restated Certificate of Incorporation, which are designed to prevent an "ownership change" for federal tax purposes (see "Stock Option Agreement" above).

(2) Mr. White exercised all of his vested options after he resigned from the Company on June 29, 1998.


LONG TERM INCENTIVE PLANS

         As of June 30, 1998, the Company had two long-term incentive plans. The first of these, the Employees Savings Trust (the "401(k) Plan"), is a contributory employee savings plan exempt under Section 401(k) of the Internal Revenue Code. An eligible employee participating in the 401(k) Plan may contribute up to 10% of his or her annual salary, subject to certain limitations. In addition, the Company may make discretionary matching contributions as determined annually by the Company. The Company made matching contributions totaling $131,000 for the year ended June 30, 1998, and has committed to make matching contributions for the calendar year ended December 31, 1998, in an amount equal to 45% of the voluntary contributions made by each participant, up to 4% of the participant's annual compensation (or a maximum of 1.8% of the participant's annual compensation). Employer contributions are subject to a seven-year vesting schedule.

      Effective April 23, 1998, the Company established the Non-Qualified Deferred Compensation Plan (the "Non-Qualified Plan") for the purpose of establishing a deferred compensation plan for certain "highly compensated" employees of the Company. An eligible employee participating in this plan may contribute up to 10% of his or her annual salary subject to certain limitations. In addition, the Company may make discretionary matching contributions as determined annually by the Company. The Company made insignificant matching contributions for the period from plan inception through June 30, 1998, and has committed to make matching contributions for the calendar year ended December 31, 1998, in an amount equal to 45% of the combined voluntary contributions made by each participant to the Non-Qualified Plan and 401(k) Plan, up to 4% of the participant's annual compensation (or a maximum of 1.8% of the participants annual compensation). Employer contributions are fully vested at the time the contributions are made.

COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company receive a retainer of $24,000 per year and $500 for each day that they attend a meeting of the Board of Directors or committee thereof. The Company also reimburses such directors for their travel and lodging expenses when attending meetings. The following table summarizes amounts paid to each director during the fiscal year ended June 30, 1998, excluding reimbursements of travel and lodging expenses.


                                                            AMOUNT PAID FOR    STOCK OPTIONS
        NAME                             ANNUAL RETAINER       MEETINGS           GRANTED
        ----                             ---------------       --------           -------

   Andrew M. Boas                           $24,000              $2,000          5,000

   William P. Kovacs                         24,000               1,500          5,000

   Donald R. Leopold                         24,000               1,500          5,000

   H. Sean Mathis                            24,000               2,000          5,000

   Douglas K. Nelson                         24,000               1,500          5,000

   William J. Shaw(1)                          -0-                  -0-            -0-


-------------------

(1) Mr. Shaw did not receive additional compensation for serving as a director of the Company.

REPORT OF THE COMPENSATION COMMITTEE

         The Company's executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee is to review and approve salaries and other compensation of the principal officers of the Company, including those individuals listed in the compensation tables in this Proxy Statement.

         Overall Policy. The Compensation Committee's compensation policies are intended to (i) provide incentives for certain executive officer performance that results in continuing improvements in the Company's financial results and (ii) align the interests of the Company's executives and the holders of its securities by providing for payment of compensation based on increases in the value of such securities.

         Executive Officers. The annual compensation of the Company's executive officers (other than Mr. Shaw) and the principal officers of the Company's operating subsidiaries consists of a fixed base salary and a discretionary bonus. The Compensation Committee has delegated to the Company's Chief Executive Officer the authority to determine the salary and bonus of such executive officers if the aggregate annual compensation of the officer is less than $175,000. Pursuant to such delegated authority, the base salaries of Messrs. Gelinas, Jaccard, and White were increased by 5 percent over the fiscal 1997 level, effective January 1, 1998; and the base salary of Mr. Dawson was continued at the same level as in fiscal 1997.

         Mr. Jaccard receives a discretionary annual bonus based upon achievement of the Company's overall objectives for the year. Mr. Gelinas receives a discretionary annual bonus based upon achievement of the Company's marketing objectives for the year. Mr. Dawson receives a discretionary annual bonus based upon achievement of the Company's objectives for Resort Parks International, Inc. for the year. Prior to his resignation at the end of fiscal 1998, Mr. White received a discretionary annual bonus based upon achievement of the Company's overall objectives for the year. These individuals received bonuses in fiscal 1998 based upon the successful achievement of their respective goals.

         The Compensation Committee may increase the annual base salaries of the executive officers of the Company and the principal officers of its operating subsidiaries during fiscal 1999. In addition, such persons may receive a discretionary bonus in fiscal 1999 based upon the achievement of objectives related to the performance of the Company.

         Compensation of Chief Executive Officer. The annual compensation of the Company's Chief Executive Officer consists of a fixed base salary and a performance-based annual bonus. In fiscal 1998, the Compensation Committee increased Mr. Shaw's base salary to $262,500, effective January 1, 1998, which was an increase of 5 percent over the fiscal 1997 level.

         In fiscal 1998, the Compensation Committee and full Board of Directors approved a performance-based annual bonus for Mr. Shaw. The amount of this annual bonus is determined as follows: if the actual net income of the Company, as adjusted, for a fiscal year equals or exceeds the net income projected in the Company's budget, as adjusted, for such fiscal year, Mr. Shaw will receive an annual bonus equal to 25% of his annual base salary at the end of such fiscal year, plus 7.5% of the amount by which the actual net income of the Company, as adjusted, for such fiscal year exceeds the net income projected in the Company's budget, as adjusted, for such fiscal year; provided, however, that the amount of the annual bonus cannot exceed 100% of Mr. Shaw's annual base salary at the end of such fiscal year. For purposes of computing this bonus, the actual and budgeted net income of the Company is adjusted to eliminate the effect of gains on asset sales, restructuring expenses, nonrecurring income and expenses, gain on debt repurchases, the net deferral of sales revenue and expense, and income taxes. In addition, the bonus is computed before accrual of the bonus on the financial records of the Company. For fiscal 1998, Mr. Shaw earned an annual bonus of $178,425 under this formula.

         The Compensation Committee may increase Mr. Shaw's annual base salary during fiscal 1999. In addition, Mr. Shaw may earn an annual bonus for fiscal 1999 based on the performance of the Company, which will be computed using the formula described in the preceding paragraph.

Respectfully submitted,

William P. Kovacs
Donald R. Leopold
H. Sean Mathis
Douglas K. Nelson

                               PERFORMANCE GRAPH

         The following Performance Graph compares the Company's cumulative total Stockholder return on the Common Stock for the period from June 30, 1993 to June 30, 1998 with the cumulative total return of the NASDAQ market index, and a peer group of companies selected by the Company for purposes of the comparison and described more fully below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.




                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     OF COMPANY, INDUSTRY, AND BROAD MARKET



                                                              Fiscal year ending June 30,
                                         ---------------------------------------------------------------------
Company                                  1993         1994         1995         1996         1997         1998
-------                                  ----         ----         ----         ----         ----         ----

Thousand Trails, Inc.                   100.00         87.50        25.00        28.13      106.25       184.38
Industry Index                          100.00         89.14       121.31       143.66      162.20       202.74
Broad Market Index                      100.00        109.66       128.61       161.89      195.02       258.52






         Peer Group. The Peer Group selected by the Company for the above Performance Graph is based on SIC Code 799 - Miscellaneous Amusement & Recreation Services - that is presently comprised of the following companies:
Alliance Gaming Corporation, American Bingo & Gaming Corporation, American Coin Merchandising, American Skiing Co., American Wagering, Inc., Anchor Gaming, Inc., Argosy Gaming Company, Aztar Corporation, Bally Total Fitness Holding Corporation, Boyd Gaming Corporation, Cedar Fair, LP, Century Casinos, Inc., Circus Circus Enterprises, Inc., Crown Group, Inc., Divot Golf Corporation, Dover Downs Entertainment, Inc., Family Golf Centers, Inc., Gametech International, Inc., Golden Bear Golf, Inc., Grand Casinos, Inc., Imax Corporation, Inland Entertainment Corporation, Interactive Entertainment, Inc., Interlott Tech., Inc., Isle of Capris Casinos, Jackpot Enterprises, Inc., Lady Luck Gaming Corporation, Malibu Entertainment Worldwide, Inc., MGM Grand, Inc., Millennium Sports Management, Mirage Resorts, Inc., Multimedia Games, Inc., N-Vision, Inc., Netlive Communication, Inc., Players International, Inc., Premier Parks, Inc., President Casinos, Inc., Quintel Communications, Inc., Renaissance Entertainment Corporation, Rio Hotel and Casino, Inc., Sands Regent, Inc., Santa Fe Gaming Corporation, Senior Tour Players Development, Inc., Skyline Multimedia Entertainment, Inc., Sports Club Company, Inc., Vail Resorts, Inc., Visual Edge Systems, Inc., and Walt Disney Holding Company. During the year ended June 30, 1998, the following companies were added to the Peer Group: American Coin

Merchandising, American Skiing Co., Crown Group, Inc., Divot Golf Corporation, Gametech International, Inc., Inland Entertainment Corporation, Isle of Capris Casinos, MGM Grand, Inc., Millennium Sports Management, Premier Parks, Inc., and Quintel Communications, Inc. During the year ended June 30, 1998, the following companies were deleted from the Peer Group: Brassie Golf Corporation, Casino America, Inc., Chartwell Leisure, Inc., Cinema Ride, Inc., Crown Casino Corporation, Global Outdoors, Inc., Great Bay Casino, Inc., Jillian's Entertainment Corporation, Master Glazier's Karate, Inc., Quintel Entertainment, Inc., Showboat, Inc., Skylands Park Management, Inc., Ticketmaster Group, Inc., and UC Television Network, Inc. The companies in the Peer Group provide a broad range of amusement and recreation services in several industries.

INDEMNIFICATION

         Under its Bylaws, the Company must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits, or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful). In connection with this indemnification obligation, the Company has entered into indemnification agreements with its directors and officers.

         The Company must advance funds to these individuals to enable them to defend any such threatened or pending action, suit, or proceeding. The Company cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification. In connection with this obligation, the Company and Trails established trusts (the "Indemnification Trusts") that will reimburse their directors and officers for any indemnifiable damages and expenses that they incur and that will advance to them defense funds. Pursuant to the trust agreements, interest on the trust estates will become part of the trust estates. The Indemnification Trusts will terminate on the earlier of (i) the execution by a majority of the beneficiaries of a written instrument terminating the trusts, (ii) the exhaustion of the entire trust estates, or
(iii) the expiration of ten years from the establishment of the trusts. The Indemnification Trusts may not terminate, however, if there is pending or threatened litigation with respect to a claim by a beneficiary against the Indemnification Trusts, until (i) a final judgment in such proceeding, (ii) the execution and delivery of a statement by such beneficiary that assertion of a threatened claim is unlikely, or (iii) the expiration of all applicable statutes of limitations. The Company possesses a residuary interest in the trust estates upon termination of the Indemnification Trusts.

         In 1991, the Company and Trails contributed $500,000 and $300,000, respectively, to the Indemnification Trusts. In fiscal 1998, these trusts were partially terminated, and a portion of the trust assets was distributed to the Company. NACO also contributed $200,000 to a trust that was established to reimburse NACO directors and certain officers for any indemnifiable damages and expenses that they might incur and to advance defense funds to them. This trust was terminated in fiscal 1998 and the trust assets were distributed to the Company.

                                  PROPOSAL II

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Audit Committee and the Board of Directors have selected Arthur Andersen as the Company's independent certified public accountants for the fiscal year ending June 30, 1999, subject to the Stockholders ratifying such selection at the Annual Meeting. Arthur Andersen has audited the accounts of the Company each year since the fiscal period ended June 30, 1992. Representatives of Arthur Andersen will be present at the Annual Meeting and may make a statement if they desire. These representatives will also be available to respond to appropriate questions from the Stockholders.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

         Audit services of Arthur Andersen for fiscal 1998 included the examination of the consolidated financial statements of the Company and its subsidiaries and services related to filings with the Securities and Exchange Commission (the "SEC"). The Audit Committee meets with Arthur Andersen on an annual basis at which time the Audit Committee reviews both audit and nonaudit services performed by Arthur Andersen for the preceding year as well as the fees charged by Arthur Andersen for such services. Nonaudit services are approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditor's independence.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than 10% of the shares of Common Stock to file with the SEC initial reports of Common Stock ownership and reports of changes in ownership therein. Directors, executive officers, and greater than 10% shareholders are required by SEC regulation to send the Company copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of the copies of such reports sent to the Company and written representations that no other reports were required during the fiscal year ended June 30, 1998, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers, and greater than 10% shareholders were complied with, except for one report covering a grant of options to Mr. Boas during such fiscal year which was filed late.


                    STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

         The Company's 1999 annual meeting of Stockholders is scheduled to be held on November 18, 1999. To be considered for inclusion in the Company's proxy statement for that meeting, Stockholder proposals must be received at the Company's principal executive offices no later than June 15, 1999. Notice of business proposed to be brought before the annual meeting must be given to the Secretary of the Company in writing in the form provided in the Company's Bylaws not less than 60 or more than 90 days prior to the date of such annual meeting, but if less than 60 days notice of the date of such annual meeting is given to the Stockholders, notice of proposed business must be given not later than the tenth day following the day on which the notice of the date of the annual meeting is mailed.



                           INCORPORATION BY REFERENCE

         With respect to any past or future filings with the SEC into which this Proxy Statement is incorporated by reference, the material under the headings "Report of the Compensation Committee" and "Performance Graph" shall nevertheless not be deemed as filed or so incorporated.

                                   FORM 10-K

         The Company is sending to each Stockholder a copy of its Annual Report on Form 10-K for the fiscal year ended June 30, 1998, which the Company has filed with the SEC. UPON REQUEST TO WALTER B. JACCARD, THE SECRETARY OF THE COMPANY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, THE COMPANY WILL SEND WITHOUT CHARGE TO ANY STOCKHOLDER AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K, WHICH INCLUDES THE COMPANY'S FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. Exhibits to the Form 10-K will be provided, if requested, upon payment of the reasonable costs of copying.

                                 By Order of the Board of Directors




                                 /s/WALTER B. JACCARD

                                 WALTER B. JACCARD
                                 Vice President, General Counsel, and Secretary



Dallas, Texas
October 28, 1998

                                    APPENDIX

                                     PROXY

                             THOUSAND TRAILS, INC.
                          2711 LBJ FREEWAY, SUITE 200
                              DALLAS, TEXAS 75234
                          TELEPHONE NO. (972) 243-2228

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William J. Shaw and Walter B. Jaccard, as Proxyholders, each with the power to appoint his substitute, and hereby authorizes either of them to represent and vote, as designated below, all the shares of the common stock of Thousand Trails, Inc. (the "Company"), held of record by the undersigned on October 26, 1998, at the annual meeting of stockholders to be held on December 10, 1998, and any adjournment thereof.

     The board of directors of the Company (the "Board of Directors") recommends a vote "FOR" the following proposals.


1.   ELECTION OF DIRECTORS   [  ]  FOR all nominees listed below (except  [  ]  WITHHOLD AUTHORITY to
                                   as marked to the contrary below)             vote for all nominees

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

     Nominees:
     ANDREW M. BOAS o WILLIAM P. KOVACS o DONALD R. LEOPOLD o H. SEAN MATHIS o DOUGLAS K. NELSON o WILLIAM J. SHAW

2.   RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



[  ] FOR ratification of the   [  ] AGAINST ratification of the    [  ] ABSTAIN from voting for
     nominee listed below           nominee listed below                ratification of the
                                                                        nominee listed below

     Nominee:
     ARTHUR ANDERSEN LLP

3. In their discretion, the Proxyholders are authorized to (a) vote upon such other matters presented at the meeting that the Board of Directors did not know would be presented a reasonable time before this solicitation, (b) vote to approve the minutes of the last annual meeting of stockholders (which approval will not amount to ratification of the action taken at that meeting), (c) vote for the election of such substitute nominees for director as the Board of Directors may propose if any of the nominees listed above are unavailable to stand for election as a result of unforeseen circumstances, and (d) vote upon matters incident to the conduct of the meeting.

     THE PROXYHOLDERS WILL VOTE THE UNDERSIGNED'S SHARES OF COMMON STOCK IN THE MANNER DIRECTED HEREIN. IF THE UNDERSIGNED DOES NOT GIVE ANY DIRECTIONS HEREIN, THE PROXYHOLDERS WILL VOTE SUCH SHARES FOR PROPOSALS 1 AND 2.

     Please sign and date below. When shares are held by joint tenants, both joint tenants should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, an authorized officer should sign in the name of the corporation. If a partnership, a general partner should sign in the name of the partnership.




                                    DATED: ______________________________, 1998


                                    -------------------------------------------
                                                    Signature


                                    -------------------------------------------
                                            Signature if held jointly

                                    PLEASE MARK, SIGN, DATE, AND RETURN THIS
                                    PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.